Exhibit 10.4

Non-Qualified Stock Options

Effective as of [Date ] (“Grant Date”), the Company hereby grants to [Participant Name] certain rights to purchase up to: [Number of Shares] total Shares for $ [Price] per Share until [5th Anniversary of Grant Date] (“Expiration Date”) on the Terms of this Agreement, the attached Program, and the 2015 Sypris Omnibus Plan (“Plan”) as follows:

Vesting Date	# of Options	Option Price	Expiration Date
[3rd Anniversary]	[100%]	[FMV at grant]	[5th Anniversary]

Intending to be legally bound by all such Terms, the Program and the Plan, I acknowledge the sole authority of the Committee to interpret the terms of the foregoing, the forfeiture of my rights upon any termination of my employment under such Terms and my continuing status as an “at will” employee (subject to termination without cause or notice). I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing (any such legal counsel to be retained at my own expense), the Plan, the Program and this Award Agreement.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

By:	Signature:

Name:	Name:

Title:	Title:

The Company’s Executive Long-Term Incentive Program (“ELTIP”) under the 2010 Sypris Omnibus Plan (“Plan”) shall be effective for all Awards incorporating these terms on or after March 1, 2011, to advance the Company’s growth and prosperity by providing long-term financial incentives to its key employees, and to further the Company’s philosophy of equity ownership by the Company’s officers in accordance with the Company’s Equity Ownership Guidelines.

1.

Options. Initially, each “Option” is the right to purchase one Share at the Option Price, from its Vesting Date until its Expiration Date or forfeiture (subject to adjustments per the Plan). Options must be exercised by written notice, unless waived by the Company.

1.1.

Option Price. “Option Price” means the closing price per Share on the Grant Date. The Option Price is payable to the Company in cash or any other method of payment authorized by the Committee in its discretion, which may include Stock (valued as the closing price per Share on the exercise date) or vested Options (valued as the closing price per Share on the exercise date, less the Option Price), in each case in accordance with applicable Rules. Similarly, the Participant must arrange for tax withholding in accordance with applicable Rules, to the satisfaction of the Committee.

1.2.	Shares. Initially, each “Share” is one Share of the Common Stock (subject to adjustments per the Plan). Shares may be certificated upon request, with any legends required by applicable Rules.

1.3.	Option Vesting. Unless otherwise determined by the Committee, Option Awards will vest 100% on the third anniversary of the Grant Date (“Vesting Date”), unless forfeited before such Vesting Date.

1.4.	Expiration Date. Each Option's "Expiration Date" will be the fifth anniversary of its Grant Date.

2.

Annual Review. The Committee will review the terms and conditions of the ELTIP annually in February of each year. The Committee will also review and approve of the Award to be granted to each Participant for the then current year, taking into consideration the (i) Participant’s contribution to the Company, (ii) results of the most recent national compensation survey data, and (iii) Company’s performance. Any Awards granted are entirely within the discretion of the Committee and receipt of an Award in one year does not guarantee that you will receive future Awards.

3.

Reduction in Job Responsibilities. If a Participant’s job responsibilities are reduced in scope or otherwise altered, the Participant shall automatically cease to participate in the ELTIP with respect to future Awards, unless otherwise determined by the Committee.

4.

Leaves of Absence. The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or other approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

5.

Termination. If employment is terminated for any reason or no reason, each unvested Option will terminate, expire and be forfeited as provided in Article V of the Plan. (The Committee has sole discretion to determine whether a demotion is a “termination” of employment.)

6.

Administration. The Committee shall have complete authority to administer or interpret the ELTIP or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the ELTIP or any Award Agreements (including to establish or amend any rules regarding the ELTIP that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). In addition, with respect to any future grants or the unvested portion of any Awards, the Committee may amend or terminate these Terms or any Awards, in its sole discretion without the consent of any employee or beneficiary, subject to applicable Rules, at any time and from time-to-time. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules. The decisions of the Committee in interpreting and applying the ELTIP will be final.

7.	Miscellaneous. Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.

7.1.

No Other Rights. The Awards include no other rights beyond those expressly provided in the Plan, the ELTIP or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution, unless otherwise approved by the Committee.

7.2.

Taxes. The Participant must arrange for all tax withholding obligations related to any Award. Tax withholding obligations may be satisfied by any of the following methods, as determined by the Committee in its sole discretion: (i) cash, (ii) surrender of Shares of then-equivalent value (including the surrender of Shares otherwise to be received in connection with the vesting of an Award), or (iii) other forms of payment as determined by the Committee. The maximum number of Shares that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the lapse of restrictions applicable to an Award cannot exceed such number of Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such lapse of restrictions.

7.3.

Delegation. The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.